WILLSCOT MOBILE MINI REPORTS SECOND QUARTER 2023 RESULTS

Compounding Top-Line Revenue Growth and Margin Initiatives Drive Accelerating Free Cash Flow and ROIC

PHOENIX, August 2, 2023 - WillScot Mobile Mini Holdings Corp. (“WillScot Mobile Mini” or the “Company”) (Nasdaq: WSC), the North American leader in innovative flexible space and storage solutions, today announced second quarter 2023 results and provided an update on operations and the current market environment, including the following highlights:

•Second quarter revenue increased 11% to $582 million, income from continuing operations increased 46% to $88 million, and Adjusted EBITDA increased 25% to $261 million year-over-year.
•Adjusted EBITDA Margin from continuing operations of 44.9% expanded 500 basis points year-over-year.
•Generated Cash From Operations of $202 million and Free Cash Flow of $160 million, up 7% and 130% year-over-year, respectively, and Free Cash Flow Margin of 27%.
•Maintained leverage at 3.0x Net Debt to Adjusted EBITDA at the end of Q2, which is at the bottom of our 3.0-3.5x target range.
•Invested $70 million of capital in three acquisitions during the quarter with a robust pipeline continuing in 2023.
•Returned $239 million to shareholders by repurchasing 5.4 million shares of Common Stock during the quarter, reducing economic share count by 9.1% over the last twelve months as of June 30, 20231.
•Generated 17% Return on Invested Capital ("ROIC") over the last 12 months, which increased approximately 430 basis points year-over-year.

Brad Soultz, Chief Executive Officer of WillScot Mobile Mini, commented, "Top-line revenue growth continued in Q2 2023 as our leasing portfolio compounded predictably, with leasing revenue up 16% due to continued tailwinds from rate improvements and Value-Added Products (VAPS). With our enhanced CRM in place and two years of operating in SAP, margin enhancement initiatives drove Adjusted EBITDA margins to 44.9% and Free Cash Flow to $160 million. These are record profitability levels and indicative of the long-term earnings generation potential in our platform. As a result of our strong financial performance, low leverage, and high liquidity, we remain unconstrained from a capital allocation standpoint. We invested $43 million in Net Capex, which is in line with maintenance levels given fleet availability. And we allocated $70 million to three tuck-in acquisitions, as we continue to prosecute our programmatic M&A strategy. We returned $239 million of capital to our shareholders by repurchasing 5.4 million shares of our Common Stock during the quarter, reducing economic share count by 9.1% over the last twelve months."

Soultz continued, "As the leading innovator of flexible space solutions, we were excited to roll out PRORACKTM, our proprietary space management solution designed to deliver unparalleled organization, productivity, and efficiency in storage containers in test markets during the quarter. PRORACK is durable, is easy to use, and meets a variety of customer needs with flexible configurations to function as a workstation, material storage, pipe rack, tool crib, or a combination of all. This innovation, among others in our pipeline, gives us multiple paths to deliver $500 million of VAPS revenue as part of our incremental $1 billion of idiosyncratic growth levers."

Soultz concluded, "The overall demand environment and mix of volume, pricing, and VAPS continue to support the substantial growth we expected in 2023, and we are reaffirming our guidance of $1,025 million to $1,075 million of Adjusted EBITDA. We expect record Adjusted EBITDA margins and Free Cash Flow this year, and are beginning to lay the groundwork for an exciting 2024."

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share data)	2023	2022	2023	2022
Revenue	$582,089	$522,890	$1,147,557	$974,061
Income from continuing operations	$87,729	$60,099	$164,000	$99,147
Adjusted EBITDA from continuing operations[2]	$261,341	$208,643	$508,183	$376,416
Adjusted EBITDA Margin (%)[2]	44.9%	39.9%	44.3%	38.6%
Net cash provided by operating activities	$202,155	$188,326	$350,920	$333,853
Free Cash Flow[2,5]	$159,601	$69,418	$262,541	$124,042
Weighted Average Dilutive Shares Outstanding	204,326,162	227,484,012	208,233,141	226,983,150
Free Cash Flow Margin (%)[2,5]	27.4%	11.9%	22.7%	11.4%
Return on Invested Capital[2]	18.1%	14.6%	17.3%	13.0%

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted EBITDA by Segment (in thousands)[2,6]	2023	2022	2023	2022
Modular	$151,443	$122,824	$288,407	$222,410
Storage	109,898	85,819	219,776	154,006
Consolidated Adjusted EBITDA	$261,341	$208,643	$508,183	$376,416

Second Quarter 2023 Results2

Tim Boswell, President and Chief Financial Officer, commented, "Our strong financial performance in Q2 2023 was driven by our long-duration pricing and Value-Added Products tailwinds, as well as structural margin improvements across all revenue lines in both segments. In the quarter, we generated $582 million of revenue, up 11% year-over-year, and $261 million of Adjusted EBITDA, up 25% year-over-year. Gross profit margin increased by 370 basis points, with expansion across all revenue streams. Adjusted EBITDA margin expanded by 500 basis points as we improved efficiency of our variable spend as well as operating leverage from our fixed costs. Free Cash Flow of $160 million grew by 130% and Free Cash Flow margin of 27% expanded over 1,500 basis points. And Return on Invested Capital expanded by 340 basis points to 18% in the quarter."

Boswell continued, "The outstanding trajectory for growth, Free Cash Flow, and returns, gives us continued confidence to allocate capital wherever we see opportunity. We closed three acquisitions for $70 million during the quarter and see a strong tuck-in pipeline through the remainder of the year. We continued to take advantage of the opportunity to own more of our long-term earnings growth by repurchasing 21 million shares and reducing our economic share count by 9.1% over the last 12 months. Across our scalable platform, we see numerous organic and inorganic growth opportunities as we position the portfolio for 2024 and beyond."

Boswell concluded, "Overall market conditions have remained consistent, so we are maintaining our 2023 Adjusted EBITDA guidance at a range of $1,025 million to $1,075 million and expect that margins will continue to trend stronger than our original expectations. At the midpoint of our guidance, and based on the strength of our year-to-date results, we expect that Free Cash Flow in 2023 will exceed $500 million, and based on Q2 results we have clear line of sight to the $650 million Free Cash Flow milestone that we set less than two years ago. Our consistent execution and reinvestment through our capital allocation framework will continue to generate sustainable growth and predictably compounding returns over time."

Consolidated Q2 2023 Results From Continuing Operations
•Revenue of $582.1 million increased by 11.3% year-over-year due to our organic revenue growth initiatives and the impact of acquisitions. We estimate that acquisitions completed over the past four quarters contributed approximately $17 million to total revenues in the quarter.
•Adjusted EBITDA margin from continuing operations was 44.9% in Q2 2023 and increased 500 bps versus prior year driven by continued expansion of all margin lines. Most significantly, delivery and installation margins increased 230 bps versus prior year and leasing margins increased 90 bps versus prior year, both driven primarily by increased pricing. Additionally, selling, general, and administrative expenses included in Adjusted EBITDA decreased as a percentage of revenue by 260 bps versus 2022 driving the majority of the remaining margin expansion.
•Effective January 1, 2023, we transferred approximately 6,000 Ground Level Office (GLO) modular products from the Modular Solutions segment to our Storage Solutions segment. We transferred these legacy WillScot GLOs to the Storage Solutions segment because they are modified container products that can be operated more efficiently on the legacy Mobile Mini branch and logistics infrastructure. The adjustment transferred approximately $50 million of revenue and $21 million of Adjusted EBITDA on an annualized basis from Modular Solutions to Storage Solutions. We recast historical segment financial results and operating key performance indicators (KPIs) to reflect this transfer.
Modular Solutions Segment
•Revenue of $370.7 million increased by 10.6% year-over-year.
•Average modular space monthly rental rate increased $163 year-over-year, or 17.4%, to $1,102.
◦VAPS average monthly rate, a component of average modular space monthly rental rate above, increased $36 year-over-year, or 13%, to $308. For delivered units over the last 12 months, VAPS average monthly rate decreased $4 year-over-year, or 1%, to $471.
•Average modular space units on rent decreased 497 units year-over-year, or 0.6%, to 81,886.
•Adjusted EBITDA of $151.4 million increased by 23.3% year-over-year and Adjusted EBITDA Margin of 40.8% expanded by 420 basis points.
Storage Solutions Segment
•Revenue of $211.4 million increased by 12.7% year-over-year.
•Average portable storage monthly rental rate increased $48 year-over-year, or 27.0%, to $226.
•Average portable storage units on rent decreased by 10,282 units year-over-year, or 6.3%, to 153,011.
•Modular space, representing 19,200 Ground Level Office modular products, average monthly rental rate of $835 increased 25.0% year-over-year as a result of price optimization and increased VAPS penetration.
◦VAPS average monthly rate, a component of average modular space monthly rental rate above, increased $47 year-over-year, or 62%, to $122.
•Average modular space units on rent decreased 3,032, or 13.6%, year-over-year, to 19,200.
•Adjusted EBITDA of $109.9 million increased by 28.1% year-over-year and Adjusted EBITDA Margin of 52.0% expanded by 630 basis points.

Capitalization and Liquidity Update2
As of and for the three months ended June 30, 2023:
•Generated $160 million of Free Cash Flow in the second quarter, up 130% year-over-year.
•Maintained over $1.0 billion of excess availability under our asset backed revolving credit facility.
•Weighted average pre-tax interest rate, inclusive of our 3.44% floating-to-fixed interest rate swap, was approximately 5.8%, and annual cash interest expense based on the current debt structure and benchmark rates was approximately $179 million.
•No debt maturities prior to 2025.
•Maintained leverage of 3.0x last twelve months Adjusted EBITDA from continuing operations of $1,016 million. This leverage ratio is at the low end of our target range of 3.0x to 3.5x, which combined with accelerating Free Cash Flow, a flexible covenant structure, and excess capacity in our ABL gives us ample flexibility to fund multiple capital allocation initiatives.
•Repurchased 5.4 million shares of Common Stock for $239 million in the second quarter 2023, contributing to a 9.1% reduction in our economic share count over the last twelve months.

2023 Outlook 2, 3, 4
This guidance is subject to risks and uncertainties, including those described in "Forward-Looking Statements" below.

$M	2022 Results From Continuing Operations	Prior 2023 Outlook	Current 2023 Outlook
Revenue	$2,143	$2,350 - $2,450	$2,350 - $2,450
Adjusted EBITDA[2,3]	$884	$1,025 - $1,075	$1,025 - $1,075
Net CAPEX[3,4]	$367	$250 - $300	$250 - $300
1 - Assumes common shares outstanding as of June 30, 2023 versus common shares outstanding plus warrants outstanding under the treasury stock method as of June 30, 2022 and the closing stock price of $47.79 on June 30, 2023.
2 - Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, Net Debt to Adjusted EBITDA, and Return on Invested Capital are non-GAAP financial measures. Further information and reconciliations for these non-GAAP measures to the most directly comparable financial measure under generally accepted accounting principles in the US ("GAAP") are included at the end of this press release.
3 - Information reconciling forward-looking Adjusted EBITDA and Net CAPEX to GAAP financial measures is unavailable to the Company without unreasonable effort and therefore neither the most comparable GAAP measures nor reconciliations to the most comparable GAAP measures are provided.
4 - Net CAPEX is a non-GAAP financial measure. Please see the non-GAAP reconciliation tables included at the end of this press release.
5 - Free Cash Flow incorporates results from discontinued operations. For comparability, reported revenue is adjusted to include results from discontinued operations to calculate Free Cash Flow Margin.
6 - During the first quarter of 2023, the ground level office business within the Modular segment was transferred to the Storage segment, and associated revenues, expenses, and operating metrics were transferred to the Storage segment. All periods presented have been retrospectively revised to reflect this change within the Modular and Storage segments. See further discussion within the Unaudited Segment Operating Data tables included at the end of this press release.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, Return on Invested Capital and Net CAPEX. Adjusted EBITDA is defined as net income (loss) plus net interest (income) expense, income tax expense (benefit), depreciation and amortization adjusted to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations, including net currency gains and losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, costs incurred related to transactions, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Free Cash Flow is defined as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. Return on Invested Capital is defined as adjusted earnings before interest and amortization divided by net assets. Adjusted earnings before interest and amortization is the sum of income (loss) before income tax expense, net interest (income) expense, amortization adjusted for non-cash items considered non-core to business operations including net currency (gains) losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses, reduced by our estimated statutory tax rate. Given we are not a significant US taxpayer due to our current tax attributes, we include estimated taxes at our current statutory tax rate of approximately 26%. Net assets is total assets less goodwill and intangible assets, net and all non-interest bearing liabilities and is calculated as a five quarter average. Net CAPEX is defined as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from the sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Net Debt to Adjusted EBITDA ratio is defined as Net Debt divided by Adjusted EBITDA. The Company believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of the Company to its competitors; (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends; and (v) align with definitions in our credit agreement. The Company believes that Free Cash Flow and Free Cash Flow Margin are useful to investors because they allow investors to compare cash generation performance over various reporting periods and against peers. The Company believes that Return on Invested Capital provides information about the long-term health and profitability of the business relative to the Company's cost of capital. The Company believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA and other non-GAAP financial measures differently, and therefore the Company's non-GAAP financial measures may not be directly comparable to similarly-titled measures of other companies. For reconciliation of the non-GAAP measures used in this press release (except as explained below), see “Reconciliation of Non-GAAP Financial Measures" included in this press release.

Information regarding the most comparable GAAP financial measures and reconciling forward-looking Adjusted EBITDA to those GAAP financial measures is unavailable to the Company without unreasonable effort. We cannot provide the most comparable GAAP financial measures nor reconciliations of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the Company without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. The Company provides Adjusted EBITDA guidance because we believe that Adjusted EBITDA, when viewed with our results under GAAP, provides useful information for the reasons noted above.

Conference Call Information
WillScot Mobile Mini Holdings will host a conference call and webcast to discuss its second quarter 2023 results and 2023 outlook at 10 a.m. Eastern Time on Thursday, August 3, 2023. To access the live call by phone, use the following link:
https://register.vevent.com/register/BId8ecf855ab1f4a428e5414ba088a5bc6.

You will be provided with dial-in details after registering. To avoid delays, we recommend that participants dial into the conference call 15 minutes ahead of the scheduled start time. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website www.willscotmobilemini.com. Choose "Events" and select the information pertaining to the WillScot Mobile Mini Holdings Second Quarter 2023 Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 12 months on the Company’s investor relations website.

About WillScot Mobile Mini
WillScot Mobile Mini trades on the Nasdaq stock exchange under the ticker symbol “WSC.” Headquartered in Phoenix, Arizona, the Company is a leading business services provider specializing in innovative flexible space and storage solutions. WillScot Mobile Mini services diverse end markets across all sectors of the economy from a network of approximately 240 branch locations and additional drop lots throughout the United States, Canada, and Mexico.

Forward-Looking Statements
This press release contains forward-looking statements (including the guidance/outlook contained herein) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimates," "expects," "anticipates," "believes," "forecasts," "plans," "intends," "may," "will," "should," "shall," "outlook," "guidance," "see," "have confidence" and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Certain of these forward-looking statements include statements relating to: our mergers and acquisitions pipeline, acceleration of our run rate, acceleration toward and the timing of our achievement of our three to five year milestones, growth and acceleration of cash flow, driving higher returns on invested capital, and Adjusted EBITDA margin expansion. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, they are predictions and we can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, our ability to acquire and integrate new assets and operations; our ability to judge the demand outlook; our ability to achieve planned synergies related to acquisitions; our ability to successfully execute our growth strategy, manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs and inflationary pressures adversely affecting our profitability; potential litigation involving our Company; general economic and market conditions impacting demand for our products and services and our ability to benefit from an inflationary environment; our ability to maintain an effective system of internal controls; and such other risks and uncertainties described in the periodic reports we file with the SEC from time to time (including our Form 10-K for the year ended December 31, 2022), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date on which it is made, and the Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It
Additional information can be found on the company's website at www.willscotmobilemini.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Nick Girardi	Jake Saylor
investors@willscotmobilemini.com	jake.saylor@willscot.com

WillScot Mobile Mini Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2023	2022	2023	2022
Revenues:
Leasing and services revenue:
Leasing	$449,320	$386,386	$889,271	$737,945
Delivery and installation	112,754	110,841	219,384	196,380
Sales revenue:
New units	9,004	9,927	19,661	15,714
Rental units	11,011	15,736	19,241	24,022
Total revenues	582,089	522,890	1,147,557	974,061
Costs:
Costs of leasing and services:
Leasing	98,556	88,111	196,071	168,445
Delivery and installation	81,349	82,537	156,356	153,117
Costs of sales:
New units	4,795	5,321	11,003	9,077
Rental units	5,067	8,478	9,521	13,370
Depreciation of rental equipment	64,450	63,230	123,606	120,778
Gross profit	327,872	275,213	651,000	509,274
Expenses:
Selling, general and administrative	146,810	150,129	297,702	288,273
Other depreciation and amortization	17,346	14,951	34,519	30,313
Currency losses (gains), net	14	(173)	6,789	(36)
Other income, net	(2,838)	(3,794)	(6,197)	(5,077)
Operating income	166,540	114,100	318,187	195,801
Interest expense	47,246	33,153	92,112	63,723
Income from continuing operations before income tax	119,294	80,947	226,075	132,078
Income tax expense from continuing operations	31,565	20,848	62,075	32,931
Income from continuing operations	87,729	60,099	164,000	99,147

Discontinued operations:
Income from discontinued operations before income tax	—	17,140	4,003	32,927
Gain on sale of discontinued operations	—	—	176,078	—
Income tax expense from discontinued operations	—	3,863	45,468	7,527
Income from discontinued operations	—	13,277	134,613	25,400

Net income	$87,729	$73,376	$298,613	$124,547

Earnings per share from continuing operations attributable to WillScot Mobile Mini common shareholders:
Basic	$0.44	$0.27	$0.80	$0.45
Diluted	$0.43	$0.26	$0.78	$0.44
Earnings per share from discontinued operations attributable to WillScot Mobile Mini common shareholders:
Basic	$—	$0.06	$0.66	$0.11
Diluted	$—	$0.06	$0.65	$0.11
Earnings per share attributable to WillScot Mobile Mini common shareholders:
Basic	$0.44	$0.33	$1.46	$0.56
Diluted	$0.43	$0.32	$1.43	$0.55
Weighted average shares:
Basic	200,946,619	223,376,276	204,635,764	222,196,986
Diluted	204,326,162	227,484,012	208,233,141	226,983,150

Unaudited Segment Operating Data
The Company operates in two reportable segments: Modular and Storage. Modular represents the activities of the North American modular business, excluding ground level offices, which were transferred to the Storage segment during the first quarter of 2023. Storage represents the activities of the North American portable storage and ground level office business. All periods presented have been retrospectively revised to reflect this change within the Modular and Storage segments. For the three months ended June 30, 2022, this resulted in approximately $12.4 million of revenue, $7.2 million of gross profit, and $5.1 million of Adjusted EBITDA being transferred from the Modular segment to the Storage segment. For the six months ended June 30, 2022, this resulted in approximately $23.6 million of revenue, $13.5 million of gross profit, and $9.4 million of Adjusted EBITDA being transferred from the Modular segment to the Storage segment. As part of the transfer, we adjusted average monthly rental rate for modular units (Ground Level Offices) in the Storage segment to only include Value-Added Products specifically applicable to Ground Level Offices.
Comparison of Three Months Ended June 30, 2023 and 2022

	Three Months Ended June 30, 2023
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$370,675	$211,414	$582,089
Gross profit	$172,740	$155,132	$327,872
Adjusted EBITDA from continuing operations	$151,443	$109,898	$261,341
Capital expenditures for rental equipment	$50,371	$5,210	$55,581
Average modular space units on rent	81,886	19,200	101,086
Average modular space utilization rate	65.8%	62.3%	65.1%
Average modular space monthly rental rate	$1,102	$835	$1,051
Average portable storage units on rent	457	153,011	153,468
Average portable storage utilization rate	58.0%	73.2%	73.1%
Average portable storage monthly rental rate	$238	$226	$226

	Three Months Ended June 30, 2022
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$335,254	$187,636	$522,890
Gross profit	$146,611	$128,602	$275,213
Adjusted EBITDA from continuing operations	$122,824	$85,819	$208,643
Capital expenditures for rental equipment	$82,482	$34,282	$116,764
Average modular space units on rent	82,383	22,232	104,615
Average modular space utilization rate	67.7%	72.7%	68.7%
Average modular space monthly rental rate	$939	$668	$882
Average portable storage units on rent	476	163,293	163,769
Average portable storage utilization rate	53.7%	86.1%	86.0%
Average portable storage monthly rental rate	$211	$178	$178

Comparison of Six Months Ended June 30, 2023 and 2022

	Six Months Ended June 30, 2023
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$720,345	$427,212	$1,147,557
Gross profit	$338,075	$312,925	$651,000
Adjusted EBITDA from continuing operations	$288,407	$219,776	$508,183
Capital expenditures for rental equipment	$89,783	$12,555	$102,338
Average modular space units on rent	81,894	19,717	101,611
Average modular space utilization rate	66.0%	63.8%	65.6%
Average modular space monthly rental rate	$1,074	$796	$1,020
Average portable storage units on rent	479	158,801	159,280
Average portable storage utilization rate	60.1%	76.0%	75.9%
Average portable storage monthly rental rate	$227	$221	$221

	Six Months Ended June 30, 2022
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$623,801	$350,260	$974,061
Gross profit	$269,209	$240,065	$509,274
Adjusted EBITDA from continuing operations	$222,410	$154,006	$376,416
Capital expenditures for rental equipment	$140,059	$54,453	$194,512
Average modular space units on rent	81,533	22,558	104,091
Average modular space utilization rate	67.3%	73.8%	68.6%
Average modular space monthly rental rate	$917	$626	$854
Average portable storage units on rent	469	157,809	158,278
Average portable storage utilization rate	53.1%	84.7%	84.5%
Average portable storage monthly rental rate	$186	$173	$173

WillScot Mobile Mini Holdings Corp.
Consolidated Balance Sheets

(in thousands, except share data)	June 30, 2023 (unaudited)	December 31, 2022
Assets
Cash and cash equivalents	$7,660	$7,390
Trade receivables, net of allowances for credit losses at June 30, 2023 and December 31, 2022 of $68,096 and $57,048, respectively	441,643	409,766
Inventories	44,360	41,030
Prepaid expenses and other current assets	42,868	31,635
Assets held for sale - current	8,924	31,220
Total current assets	545,455	521,041
Rental equipment, net	3,196,518	3,077,287
Property, plant and equipment, net	315,444	304,659
Operating lease assets	234,468	219,405
Goodwill	1,012,135	1,011,429
Intangible assets, net	407,250	419,125
Other non-current assets	7,230	6,683
Assets held for sale - non-current	—	268,022
Total long-term assets	5,173,045	5,306,610
Total assets	$5,718,500	$5,827,651
Liabilities and equity
Accounts payable	$91,783	$109,349
Accrued expenses	120,301	109,542
Accrued employee benefits	43,647	56,340
Deferred revenue and customer deposits	209,726	203,793
Operating lease liabilities - current	54,110	50,499
Current portion of long-term debt	13,952	13,324
Liabilities held for sale - current	—	19,095
Total current liabilities	533,519	561,942
Long-term debt	3,035,521	3,063,042
Deferred tax liabilities	506,425	401,453
Operating lease liabilities - non-current	181,319	169,618
Other non-current liabilities	23,171	18,537
Liabilities held for sale - non-current	—	47,759
Long-term liabilities	3,746,436	3,700,409
Total liabilities	4,279,955	4,262,351
Preferred Stock: $0.0001 par, 1,000,000 shares authorized and zero shares issued and outstanding at June 30, 2023 and December 31, 2022	—	—
Common Stock: $0.0001 par, 500,000,000 shares authorized and 198,375,893 and 207,951,682 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	20	21
Additional paid-in-capital	2,435,571	2,886,951
Accumulated other comprehensive loss	(44,109)	(70,122)
Accumulated deficit	(952,937)	(1,251,550)
Total shareholders' equity	1,438,545	1,565,300
Total liabilities and shareholders' equity	$5,718,500	$5,827,651

Reconciliation of Non-GAAP Financial Measures

In addition to using GAAP financial measurements, we use certain non-GAAP financial information that we believe is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
We evaluate business segment performance on Adjusted EBITDA, a non-GAAP measure that excludes certain items as described below. We believe that evaluating segment performance excluding such items is meaningful because it provides insight with respect to intrinsic operating results of the Company.
We also regularly evaluate gross profit by segment to assist in the assessment of the operational performance of each operating segment. We consider Adjusted EBITDA to be the more important metric because it more fully captures the business performance of the segments, inclusive of indirect costs.
We also evaluate Free Cash Flow, a non-GAAP measure that provides useful information concerning cash flow available to fund our capital allocation alternatives.
Adjusted EBITDA From Continuing Operations
Adjusted EBITDA is a non-GAAP measure defined as net income (loss) before income tax expense (benefit), net interest (income) expense, depreciation and amortization adjusted for certain items not related to our core business operations, including net currency (gains) losses, goodwill and other impairment charges, restructuring costs, transaction costs, costs to integrate acquired companies, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses.
•Currency (gains) losses, net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee training costs, and other costs required to realize cost or revenue synergies.
•Non-cash charges for stock compensation plans.
•Gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities.
•Other expense, including consulting expenses related to certain one-time projects, financing costs not classified as interest expense, and gains and losses on disposals of property, plant, and equipment.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing the Company’s results as reported under US GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
•Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as measures of cash that will be available to meet our obligations.

The following table provides unaudited reconciliations of Income from continuing operations to Adjusted EBITDA from continuing operations:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Income from continuing operations	$87,729	$60,099	$164,000	$99,147
Income tax expense from continuing operations	31,565	20,848	62,075	32,931
Interest expense	47,246	33,153	92,112	63,723
Depreciation and amortization	81,796	78,181	158,125	151,091
Currency losses (gains), net	14	(173)	6,789	(36)
Restructuring costs, lease impairment expense and other related charges (income)	—	(95)	22	168
Transaction costs	—	22	—	35
Integration costs	2,247	5,193	6,120	9,280
Stock compensation expense	9,348	9,128	17,498	15,401
Other	1,396	2,287	1,442	4,676
Adjusted EBITDA from continuing operations	$261,341	$208,643	$508,183	$376,416
The following tables provide unaudited reconciliations of Income before income tax to Adjusted EBITDA for the ground level office segment adjustment:

	Three Months Ended June 30,	Six Months Ended June 30,
(in thousands)	2022	2022
Income before income tax	$4,147	$7,600
Depreciation	910	1,819
Adjusted EBITDA	$5,057	$9,419

Twelve Months Ended December 31,
(in thousands)	2022
Income before income tax	$17,142
Depreciation	3,624
Adjusted EBITDA	$20,766

Adjusted EBITDA Margin From Continuing Operations
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business. The following table provides unaudited reconciliations of Adjusted EBITDA Margin:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Adjusted EBITDA from continuing operations (A)	$261,341	$208,643	$508,183	$376,416
Revenue (B)	$582,089	$522,890	$1,147,557	$974,061
Adjusted EBITDA Margin from Continuing Operations (A/B)	44.9%	39.9%	44.3%	38.6%
Income from continuing operations (C)	$87,729	$60,099	$164,000	$99,147
Income from Continuing Operations Margin (C/B)	15.1%	11.5%	14.3%	10.2%

Net Debt to Adjusted EBITDA From Continuing Operations ratio
Net Debt to Adjusted EBITDA ratio is defined as Net Debt divided by Adjusted EBITDA from continuing operations from the last twelve months. We define Net Debt as total debt from continuing operations net of total cash and cash equivalents from continuing operations. Management believes that the presentation of Net Debt to Adjusted EBITDA ratio provides useful information to investors regarding the performance of our business. The following table provides an unaudited reconciliation of Net Debt to Adjusted EBITDA ratio:

(in thousands)	June 30, 2023
Long-term debt	$3,035,521
Current portion of long-term debt	13,952
Total debt	3,049,473
Cash and cash equivalents	7,660
Net debt (A)	$3,041,813

Adjusted EBITDA from continuing operations from the three months ended September 30, 2022	$239,368
Adjusted EBITDA from continuing operations from the three months ended December 31, 2022	268,090
Adjusted EBITDA from continuing operations from the three months ended March 31, 2023	246,842
Adjusted EBITDA from continuing operations from the three months ended June 30, 2023	261,341
Adjusted EBITDA from continuing operations from the last twelve months (B)	$1,015,641
Net Debt to Adjusted EBITDA ratio (A/B)	3.0

Free Cash Flow and Free Cash Flow Margin
Free Cash Flow is a non-GAAP measure. We define Free Cash Flow as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Free Cash Flow Margin is defined as Free Cash Flow divided by Total Revenue including discontinued operations. Management believes that the presentation of Free Cash Flow and Free Cash Flow Margin provides useful additional information concerning cash flow available to fund our capital allocation alternatives. Free Cash Flow as presented includes amounts for the former Tank and Pump segment through September 30, 2022 and the former UK Storage Solutions segment through January 31, 2023.
The following table provides unaudited reconciliations of Free Cash Flow and Free Cash Flow Margin:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Net cash provided by operating activities	$202,155	$188,326	$350,920	$333,853
Purchase of rental equipment and refurbishments	(55,581)	(130,153)	(102,709)	(225,389)
Proceeds from sale of rental equipment	17,473	20,526	25,254	35,080
Purchase of property, plant and equipment	(4,453)	(9,772)	(11,189)	(20,253)
Proceeds from the sale of property, plant and equipment	7	491	265	751
Free Cash Flow (A)	$159,601	$69,418	$262,541	$124,042

Revenue from continuing operations (B)	$582,089	$522,890	$1,147,557	$974,061
Revenue from discontinued operations	—	58,751	8,694	116,474
Total Revenue including discontinued operations (C)	$582,089	$581,641	$1,156,251	$1,090,535
Free Cash Flow Margin (A/C)	27.4%	11.9%	22.7%	11.4%

Net cash provided by operating activities (D)	$202,155	$188,326	$350,920	$333,853
Net cash provided by operating activities margin (D/C)	34.7%	32.4%	30.3%	30.6%

Net CAPEX
We define Net CAPEX as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from the sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Management believes that the presentation of Net CAPEX provides useful information regarding the net capital invested in our rental fleet and property, plant and equipment each year to assist in analyzing the performance of our business. As presented below, Net CAPEX includes amounts for the former Tank and Pump segment through September 30, 2022 and the former UK Storage Solutions segment through January 31, 2023.

The following table provides unaudited reconciliations of Net CAPEX:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Total purchases of rental equipment and refurbishments	$(55,581)	$(130,153)	$(102,709)	$(225,389)
Total proceeds from sale of rental equipment	17,473	20,526	25,254	35,080
Net CAPEX for Rental Equipment	(38,108)	(109,627)	(77,455)	(190,309)
Purchase of property, plant and equipment	(4,453)	(9,772)	(11,189)	(20,253)
Proceeds from sale of property, plant and equipment	7	491	265	751
Net CAPEX including discontinued operations	(42,554)	(118,908)	(88,379)	(209,811)
UK Storage Solutions Net CAPEX	—	(7,601)	87	(18,952)
Tank and Pump Net CAPEX	—	(5,762)	—	(13,503)
Net CAPEX from continuing operations	$(42,554)	$(105,545)	$(88,466)	$(177,356)

Return on Invested Capital
Return on Invested Capital is defined as adjusted earnings before interest and amortization divided by net assets. Adjusted earnings before interest and amortization is the sum of income (loss) before income tax expense, net interest (income) expense, amortization adjusted for non-cash items considered non-core to business operations including net currency (gains) losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses, reduced by estimated taxes. Given we are not a significant US taxpayer due to our current tax attributes, we include estimated taxes at our current statutory tax rate of approximately 26% effective in 2023. Net assets is total assets less goodwill, and intangible assets, net and all non-interest bearing liabilities. Denominator is calculated as a four quarter average for annual metrics and two quarter average for quarterly metrics.
The following table provides unaudited reconciliations of Return on Invested Capital. Average Invested Capital and Adjusted EBITDA related to our former Tank and Pump segment and former UK Storage Solutions segment have been excluded prospectively from July 1, 2022 and January 1, 2023, respectively, and prior periods have not been adjusted.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Total Assets	$5,723,689	$5,978,808	$5,723,689	$5,978,808
Goodwill	(1,012,135)	(1,171,725)	(1,012,135)	(1,171,725)
Intangible assets, net	(407,250)	(446,578)	(407,250)	(446,578)
Total Liabilities	(4,272,873)	(4,204,858)	(4,272,873)	(4,204,858)
Long Term Debt	3,035,521	3,017,678	3,035,521	3,017,678
Net Assets excluding interest bearing debt and goodwill and intangibles	$3,066,953	$3,173,325	$3,066,953	$3,173,325
Average Invested Capital (A)	$3,041,315	$3,149,640	$3,093,472	$3,116,959

Adjusted EBITDA	$261,340	$233,335	$508,182	$425,158
Depreciation	(75,858)	(79,615)	(146,250)	(154,793)
Adjusted EBITA (B)	$185,482	$153,720	$361,932	$270,364

Statutory Tax Rate (C)	26%	25%	26%	25%
Estimated Tax (B*C)	$48,225	$38,430	$94,102	$67,591
Adjusted earnings before interest and amortization (D)	$137,257	$115,290	$267,829	$202,773
ROIC (D/A), annualized	18.1%	14.6%	17.3%	13.0%

Operating income (E)	$166,539	$131,661	$318,184	$229,570
Total Assets (F)	$5,723,689	$5,978,808	$5,723,689	$5,978,808
Operating income / Total Assets (E/F), annualized	11.8%	8.9%	11.1%	7.8%